DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

EXHIBIT 23.2

June 12, 2015

Hess Corporation

1185 Avenue of the Americas

New York, New York 10036

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (including any amendments thereto) to be filed by Hess Corporation with the United States Securities and Exchange Commission with respect to the Hess Corporation 2008 Long-Term Incentive Plan, as amended, of the name DeGolyer and MacNaughton, of references to DeGolyer and MacNaughton as an independent petroleum engineering consulting firm, and of references to our third-party letter report dated February 4, 2015, containing our opinion on the proved reserves attributable to certain properties in which Hess Corporation has represented that it owns, as of December 31, 2014 (our Report), under the heading “Oil and Gas Reserves – Reserves Audit” in Hess Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014, and to the incorporation by reference of our Report, included as an exhibit to Hess Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716